[BERGER APPLE LETTERHEAD]

[BERGER, APPLE LOGO] Berger, Apple & Associates Ltd. Certified Public Accountants Established 1945

June 15, 2005

Randolph S. Hudson CARTOON ACQUISITION, INC. P. O. Box 202 Wyoming, NY 14591-0202

Subject: Resignation as Cartoon's Certifying Accountants

Dear Mr. Hudson:

Please be advised that as of January 1, 2004, we had resigned as certifying accountants for Cartoon Acquisition, Inc.

If you have any further questions, please do not hesitate to call me at (216)514-4125.

Very truly yours,

BERGER, APPLE & ASSOCIATES, LTD.

/s/ Alan W. Berger Alan W. Berger, C.P.A.

25550 Chagrin Blvd., Ste. 101, Beachwood, Ohio 44122 [Color Mark] (216) 514.4125 Fax: (216) 292.9238